EXHIBIT 99.02

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

NOTE: For a more complete understanding of our financial condition and results of operations, and some of the risks that could affect future results, see “Risks That Could Affect Future Results” below. This section should also be read in conjunction with the Consolidated Financial Statements and related Notes in Exhibit 99.03. As discussed below, we sold our Quicken Loans mortgage business in July 2002 and our wholly-owned Japanese subsidiary, Intuit KK, in February 2003 and have accounted for these entities as discontinued operations. Unless otherwise noted, the following discussion pertains only to our continuing operations.

Results of Operations

Three-Year Total Net Revenue and Net Income (Loss) Trends

	Fiscal	Fiscal	Fiscal	2000-2001	2001-2002
	2000	2001	2002	% Change	% Change

(Dollars in millions)
Total net revenue	$981.7	$1,096.1	$1,312.2	12%	20%
Net income (loss)	305.7	(82.8)	140.2	(127)%	269%

Overview

Intuit’s mission is to revolutionize how people manage their financial lives, and how small businesses and accounting professionals manage their businesses. Our goal is to create changes so profound customers wouldn’t dream of going back to their old ways of keeping their books, doing their taxes or managing their personal finances. Intuit is a leading provider of small business, tax preparation and personal finance software products and services that simplify complex financial tasks for small businesses, consumers and accounting professionals. Our principal products and services include: small business accounting and business management solutions, including our QuickBooks® line of products and services as well as our Intuit® line of industry-specific business management solutions; TurboTax® consumer tax products and services; ProSeries® and Lacerte® professional tax products and services; and Quicken® personal finance products and services.

The business models for many of our products and services provide us with significant profit leverage, for three primary reasons. First, these businesses have relatively high fixed costs and low variable costs, so as we increase units sold, we generate more profit per incremental unit sold. Second, as we offer products and services with greater functionality, we can increase prices to reflect the greater value that we deliver to customers. Third, as customers move to some of our higher-end products and services, the better product and service mix is resulting in more revenue and profit per customer.

Our tax businesses are highly seasonal. Sales of tax preparation products and services are heavily concentrated in the period from November through April. These seasonal patterns mean that our total net revenue is usually highest during our second and third quarters ending January 31 and April 30. We typically report losses in our first and fourth quarters ending October 31 and July 31 when revenue from our tax businesses are minimal, but operating expenses to develop new products and services continue at relatively consistent levels.

Acquisitions and dispositions of businesses and assets have had a significant impact on the comparability of our results year over year. During the past three years, we have completed several acquisitions and dispositions. In fiscal 2002, we sold our Quicken Loans mortgage business and in the third quarter of fiscal 2003 we sold our wholly-owned Japanese subsidiary, Intuit KK. We have accounted for these entities as discontinued operations. See Notes 9, 10 and 11 of the financial statements. The impairment of goodwill and other intangibles received in connection with acquisitions has also had a significant impact on our operating results. During fiscal 2001 and 2002, we recorded charges of $78.7 million and $27.3 million for impairment of goodwill and intangible assets. Total goodwill amortization expense, including impairments, was $139.5 million in fiscal 2001 and $122.6 million in fiscal 2002. We adopted Statement of Financial Standards (“SFAS”) No. 142 on August 1, 2002. The adoption of this standard eliminated the amortization of goodwill commencing with the first quarter of fiscal 2003. However, it is possible that in the future we may incur impairment charges related to existing goodwill, as well as to goodwill arising out of future acquisitions. See Notes 1 and 5 of the financial statements for more information regarding our goodwill and intangible assets and the impact of impairment charges on our reported net income.

Gains and losses related to marketable securities and other investments have had a significant impact on the comparability of our yearly results as well. All of our marketable securities and long-term investments are holdings in high technology companies that have been extremely volatile since we purchased them. In fiscal 2001 and 2002, the market prices of a number of these companies’ securities declined substantially from our initial investment due to the economic downturn in the high technology industry. During fiscal 2001 and 2002, we recorded charges of $68.8 million and $9.5 million for other-than-temporary declines in the value of our available-for-sale marketable securities and other investments, and a charge of $40.0 million during fiscal 2001 relating to the decline in the valuation of our trading securities. See Note 3 of the financial statements for more information regarding our investments in marketable securities and the impact of our trading securities on our reported net income.

Critical Accounting Policies

In preparing our financial statements, we make estimates, assumptions and judgments that can have a significant impact on our net revenue, operating income and net income, as well as on the value of certain assets on our balance sheet. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements, so we consider these to be our critical accounting policies. See Note 1 of the financial statements for more information about these critical accounting policies, as well as descriptions of other significant accounting policies.

•	Net Revenue – Return and Rebate Reserves. As part of our revenue recognition policy, we estimate future product returns and rebate payments and establish reserves against revenue based on these estimates. Product returns by distributors and retailers principally relate to the return of obsolete products. Our return policy allows distributors and retailers, subject to certain contractual limitations, to return purchased products. For product returns reserves, we consider the volume and price mix of products in the retail channel, trends in retailer inventory, economic trends that might impact customer demand for our products (including the competitive environment and the timing of new releases of our products) and other factors. We fully reserve for obsolete products in the distribution channels.

Our rebate reserves include distributor and retailer sales incentive rebates and end-user rebates. Our estimated reserves for distributor and retailer incentive rebates are based on distributors’ and retailers’ actual performance against the terms and conditions of rebate programs, which are typically entered into annually. Our reserves for end-user rebates are estimated based on the terms and conditions of the specific promotional program, actual sales during the promotion, the amount of redemptions received, historical redemption trends by product and by type of promotional program and the economic value of the rebate.

In the past, actual returns and rebates have not generally exceeded our reserves. However, actual returns and rebates in any future period are inherently uncertain. If we were to change our assumptions and estimates, our revenue reserves would change, which would impact the net revenue we report. If actual returns and rebates are significantly greater than the reserves we have established, the actual results would decrease our future reported revenue. Conversely, if actual returns and rebates are significantly less than our reserves, this would increase our future reported revenue. As an example, a change of 1% in our consumer tax product return rate assumptions would have increased or reduced fiscal 2002 net revenue by approximately $1.2 million. If the historical data we use to calculate these estimates do not properly reflect actual returns or rebates, then we would make a change in the reserves in the period in which the determination is made.

•	Goodwill, Purchased Intangibles and Other Long-Lived Assets – Impairment Assessments. Under current accounting standards, which changed significantly at the start of fiscal 2003, we make judgments about the recoverability of goodwill, purchased intangible assets and other long-lived assets whenever events or changes in circumstances indicate an other-than-temporary impairment in the remaining value of the assets recorded on our balance sheet may exist. In order to estimate the fair value of long-lived assets, we make various assumptions about the future prospects for the business that the asset relates to and typically estimate future cash flows to be generated by these businesses. Based on these assumptions and estimates, we determine whether we need to take an impairment charge to reduce the value of the asset stated on our balance sheet to reflect its estimated fair value. Assumptions and estimates about future values and remaining useful lives are complex and often subjective. They can be affected by a variety of factors, including external factors such as industry and economic trends, and internal factors such as changes in our business strategy and our internal forecasts. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, different assumptions and estimates could materially impact our reported financial results. More conservative assumptions of the anticipated future benefits from these businesses would result in greater impairment charges, which would decrease net income and result in lower asset values on our balance sheet. Conversely, less conservative assumptions would result in smaller impairment charges, higher net income and higher asset values. See Note 1 “Goodwill, Purchased Intangible Assets and Other Long-lived Assets” and “Recent Pronouncements,” and Notes 5 and 12 of the financial statements for more information about how we make these judgments.

•	Reserves for Uncollectible Accounts Receivable. We make ongoing assumptions relating to the collectibility of our accounts receivable. The accounts receivable amount on our balance sheet includes a reserve for accounts that might not be paid. In determining the amount of the reserve, we consider our historical level of credit losses. We also make judgments about the creditworthiness of significant customers based on ongoing credit evaluations, and we assess current economic trends that might impact the level of credit losses in the future. Our reserves have generally been adequate to cover our actual credit losses. However, since we cannot predict future changes in the financial stability of our customers, we cannot guarantee that our reserves will continue to be adequate. If actual credit losses are significantly greater than the reserve we have established, that would increase our general and administrative expenses and reduce our reported net income. Conversely, if actual credit losses are significantly less than our reserve, this would eventually decrease our general and administrative expenses and increase our reported net income. See Note 1 of the financial statements, “Concentration of Credit Risk and Significant Customers and Suppliers,” for more information about our accounts receivable.

•	Income Taxes – Estimates of Effective Tax Rates, Deferred Taxes and Valuation Allowance. When we prepare our consolidated financial statements, we estimate our income taxes based on the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and to assess temporary differences that result from differing treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we show on our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income. To the extent we believe that recovery is not likely, we establish a valuation allowance. When we establish a valuation allowance or increase this allowance in an accounting period, we must record a tax expense in our statement of operations.

Management must make significant judgments to determine our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance to be recorded against our net deferred tax asset. Our net deferred tax asset as of July 31, 2002 was $244.4 million, net of the valuation allowance of $6.8 million. We recorded the valuation allowance to reflect uncertainties about whether we will be able to utilize some of our deferred tax assets (consisting primarily of certain net operating losses carried forward by our international subsidiaries and certain state capital loss carryforwards) before they expire. The valuation allowance is based on our estimates of taxable income for the jurisdictions in which we operate and the period over which our deferred tax assets will be recoverable. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, we cannot assure that we will not be required to increase the valuation allowance to take into account additional deferred tax assets that we may be unable to realize. If we increase the valuation allowance, it could have a material adverse impact on our income tax provision and net income in the period in which we make the increase.

Total Net Revenue

The table below shows total net revenue and percentage of total net revenue for each of our business segments for fiscal years 2000, 2001 and 2002. We have reclassified prior year information to conform to the current year financial presentation for comparability. See Note 14 of the financial statements for additional information about our business segments.

	Fiscal		Fiscal		Fiscal		2000-2001	2001-2002
(Dollars in millions)	2000	% Total Net Revenue	2001	% Total Net Revenue	2002	% Total Net Revenue	% Change	% Change

Total Net Revenue:
Small Business
Product	$275.3		$278.0		$318.8
Service	20.2		32.6		51.4
Other	16.0		18.0		4.4

Subtotal	311.5	32%	328.6	30%	374.6	28%	6%	14%

Employer Services
Product	30.6		60.1		81.7
Service	44.8		58.1		72.4
Other	—		—		0.2

Subtotal	75.4	8%	118.2	11%	154.3	12%	57%	31%

Consumer Tax
Product	170.5		168.2		219.4
Service	40.9		100.5		128.4
Other	4.8		3.4		3.3

Subtotal	216.2	22%	272.1	25%	351.1	27%	26%	29%

Professional Accounting Solutions
Product	161.4		177.3		219.2
Service	9.1		11.1		6.5
Other	—		—		—

Subtotal	170.5	17%	188.4	17%	225.7	17%	10%	20%

Personal Finance
Product	98.8		80.2		71.6
Service	—		13.1		8.0
Other	70.6		49.7		50.7

Subtotal	169.4	17%	143.0	13%	130.3	10%	(16%)	(9%)

Global Business
Product	38.7		41.9		57.9
Service	—		1.0		1.1
Other	—		2.8		2.5

Subtotal	38.7	4%	45.7	4%	61.5	5%	18%	35%

Small Business Verticals and Other
Product	—		—		8.9
Service	—		0.1		5.8
Other	—		—		—

Subtotal	—	—	0.1	—	14.7	1%	—	NM

TOTALS:	$981.7	100%	$1,096.1	100%	$1,312.2	100%	12%	20%

NM is a non-meaningful comparison.

Fiscal 2002 Compared to Fiscal 2001. Total net revenue for fiscal 2002 was $1,312.2 million, compared to $1,096.1 million in fiscal 2001, representing an increase of 20%. The fiscal 2002 increase in net revenue was primarily due to growth of 31% in our Employer Services segment, 29% in our Consumer Tax segment and 20% in our Professional Accounting Solutions segments. Net revenue from our Small Business segment increased 14% due to growth in Quickbooks-related products. Personal Finance net revenue declined 9% in fiscal 2002, reflecting a decrease in Internet advertising revenue and lower sales of Quicken due to the continuing overall decline in the personal finance desktop software category.

Fiscal 2001 Compared to Fiscal 2000. Total net revenue for fiscal 2001 was $1,096.1 million, compared to $981.7 million in fiscal 2000, representing an increase of 12%. Our Consumer Tax segment had a strong year with an increase of 26% that was driven by Web-based tax return preparation and electronic tax return filing services revenue, which more than doubled from fiscal 2000. The revenue growth also reflected a 57% increase in our Employer Services segment. Growth in these segments was partially offset by a 16% decline in the Personal Finance segment. Personal Finance was adversely affected by the declining demand for Internet advertising as well as by lower sales of Quicken due to an overall decline in the personal finance desktop software category.

Total Net Revenue by Business Segment

The following net revenue discussion is categorized by our business segments, which reflect how we manage our operations and how our chief operating decision maker views results. The net revenue impact of the fiscal 2001 acquisition of Tax and Accounting Software Corporation is discussed below under Professional Accounting Solutions. No other acquisitions have had a material impact on net revenue in the periods presented.

Small Business

Small Business product revenue is derived primarily from QuickBooks desktop software products and financial supplies. Small Business services revenue is derived primarily from QuickBooks Service Solutions, our fee for support plan. Our Small Business Verticals businesses are managed separately from the Small Business segment, so their revenue is included in the Small Business Verticals and Other segment below.

Fiscal 2002 Compared to Fiscal 2001. Small Business total net revenue increased 14% in fiscal 2002 compared to fiscal 2001. Total QuickBooks-related revenue (which includes QuickBooks desktop software products, QuickBooks support plans, QuickBooks Internet Gateway and QuickBooks Online Edition) was 11% higher while QuickBooks desktop product revenue alone grew 19%. The increase in QuickBooks desktop product revenue reflected higher average selling prices driven primarily by the November 2001 launch of our higher-priced QuickBooks Premier products, as well as 12% higher unit sales. The volume increase was driven by strong upgrade sales, which we believe were due in part to our decision to discontinue technical support and tax table services during calendar 2002 for customers using certain older versions of QuickBooks. We believe that the availability of a range of third party offerings from the Intuit Developer Network to QuickBooks 2002 customers may also have contributed to the stronger upgrade sales. Fiscal 2002 QuickBooks-related revenue growth also reflected strong results from QuickBooks Service Solutions. In August 2001, we began offering several higher-end support plans, which resulted in significantly higher average selling prices that more than offset declines in volume compared to fiscal 2001. Revenue growth in QuickBooks-related products and services was partially offset by a decline in QuickBooks Internet Gateway revenue. Revenue for this business decreased due to a sharp decline in upfront fees received from Internet Gateway participants, as well as a decrease in transaction-based fees that reflects lower customer demand for Internet Gateway services and fewer services being offered. Financial supplies revenue increased modestly during the year.

We expect continued growth in our Small Business segment in fiscal 2003. We expect QuickBooks-related revenue to increase due to the fiscal 2002 introduction of products with more advanced functionality such as QuickBooks Premier, QuickBooks Premier: Accountant Edition and QuickBooks Enterprise Solutions Business Management Software, which have significantly higher selling prices than our other QuickBooks products.

Fiscal 2001 Compared to Fiscal 2000. For fiscal 2001, total net revenue for the Small Business segment increased 6% over fiscal 2000. Revenue from QuickBooks desktop products remained relatively flat. While average selling prices increased for the year, unit sales declined 17%. This was attributable to a decline in the rate at which existing QuickBooks customers upgraded to newer QuickBooks products, as well as to a lower acquisition rate of new users. Product revenue from our financial supplies and services revenue from our QuickBooks Internet Gateway and QuickBooks Service Solutions increased in fiscal 2001.

Employer Services

Employer Services product revenue is derived primarily from our QuickBooks Do-It-Yourself Payroll (formerly Basic Payroll) offering. Employer Services services revenue is derived primarily from our QuickBooks Assisted Payroll Service (formerly Deluxe Payroll) and Intuit Payroll Services — Complete Payroll (formerly Premier Payroll).

Fiscal 2002 Compared to Fiscal 2001. Employer Services total net revenue increased 31% in fiscal 2002 compared to fiscal 2001, reflecting 39% combined growth for the QuickBooks-branded Do-It-Yourself Payroll and Assisted Payroll Service offerings, with revenue for the Intuit Payroll Services — Complete Payroll service roughly flat. Price increases accounted for a significant portion of the Do-It-Yourself Payroll and Assisted Payroll Service revenue growth, although the number of customers for the combined offerings also increased by approximately 12%.

We expect total net revenue to continue to increase in our Employer Services business in fiscal 2003, due in part to the acquisition of CBS Employer Services, Inc., a provider of full-service outsourced payroll functions for small businesses, in the fourth quarter of fiscal 2002.

Fiscal 2001 Compared to Fiscal 2000. Employer Services total net revenue increased 57% for fiscal 2001 compared to fiscal 2000. Increases in our average selling prices for both our Do-It-Yourself Payroll offering and our Assisted Payroll Service contributed to this growth. The higher average selling prices resulted from price increases as well as a shift toward a mix of higher-priced products. The number of customers for the combined offerings also grew approximately 7%.

Consumer Tax

Consumer Tax product revenue is derived primarily from TurboTax federal and state consumer desktop tax preparation products. Consumer Tax services revenue is derived primarily from TurboTax for the Web online tax preparation services and electronic filing services.

Fiscal 2002 Compared to Fiscal 2001. Consumer Tax total net revenue increased 29% in fiscal 2002 compared to fiscal 2001. Revenue from TurboTax desktop products was up 10%, due primarily to higher average selling prices resulting from the introduction of a higher-priced premium product. Revenue from TurboTax for the Web was strong in fiscal 2002, reflecting a significant increase in the mix of higher-end service offerings (TurboTax Premier) as well as 84% unit growth. Electronic filing units and revenue also contributed to the year-over-year growth. Overall, our Consumer Tax customer base grew 19% in fiscal 2002.

Fiscal 2001 Compared to Fiscal 2000. For fiscal 2001, Consumer Tax total net revenue increased approximately 26% compared to fiscal 2000. The increase was due to a combination of higher average selling prices resulting from price increases as well as improved product mix and increased unit sales for both our desktop products and Web-based tax preparation services. Our Consumer Tax business also benefited from Microsoft’s discontinuation of its desktop consumer tax preparation software after the 1999 tax season which ended April 15, 2000. Our Web-based tax preparation and electronic filing services also experienced strong growth during fiscal 2001. Web-based tax preparation revenue more than doubled from fiscal 2000 as a result of increased prices as well as a 71% increase in unit volume. In addition, our electronic filing services revenue increased 53%. Overall, our Consumer Tax customer base grew 14% in fiscal 2001.

We expect continued growth in our Consumer Tax business in fiscal 2003 due to the continuing upward trend in consumer use of the Web for tax return preparation and filing. We also expect revenue growth as a result of product activation features to be included in the tax year 2002 federal versions of TurboTax desktop products for Windows®, which are designed to reduce unauthorized sharing of those products.

Professional Accounting Solutions

Professional Accounting Solutions product revenue is derived primarily from ProSeries and Lacerte professional tax preparation products. Professional Accounting Solutions services revenue is derived primarily from electronic filing and tax advice services.

Fiscal 2002 Compared to Fiscal 2001. Total net revenue from our professional tax preparation products and services increased 20% in fiscal 2002 compared to fiscal 2001. Approximately $21.0 million or 11% of the growth compared to fiscal 2001 resulted from our acquisition of Tax and Accounting Software Corporation in April 2001. Higher revenue from electronic filing services was also a significant factor in the increase. Our fiscal 2002 introduction of product activation technology that restricted sharing of professional tax products and higher average selling prices for our ProSeries and Lacerte unlimited-use products also contributed to the revenue growth. Renewal rates for our existing customer base remained strong during fiscal 2002.

Fiscal 2001 Compared to Fiscal 2000. Total net revenue from our professional tax preparation products and services increased 10% in fiscal 2001 compared to fiscal 2000. This growth resulted from higher average selling prices for both our ProSeries and Lacerte unlimited-use products and unit growth for our pay-per return customers. Renewal rates for our existing customer base were strong during fiscal 2001.

We expect continued growth in our Professional Accounting Solutions business in fiscal 2003 but we expect the rate of growth to slow compared to fiscal 2002. Fiscal 2002 growth rates for this business were unusually high due to the acquisition of TAASC in late fiscal 2001.

Personal Finance

Personal Finance product revenue is derived primarily from Quicken desktop products. Personal Finance services revenue is minimal. Other revenue consists of Quicken.com advertising revenue and royalties for online transactions.

Fiscal 2002 Compared to Fiscal 2001. Personal Finance total net revenue decreased 9% in fiscal 2002 compared to fiscal 2001, due primarily to a 15% decline in revenue from Quicken desktop products and a 38% decline in Quicken.com revenue. Solid growth in our online transactions business partially offset these declines. The decrease in Quicken revenue reflected the continuing overall decline in the personal finance desktop software category. Our share of retail units in this category remained above 70% in fiscal 2002. The decrease in Quicken.com advertising revenue reflected the industry-wide decline in spending by purchasers of Internet advertising. We expect these trends to continue in fiscal 2003.

Fiscal 2001 Compared to Fiscal 2000. Total net revenue from the Personal Finance segment decreased 16% in fiscal 2001 compared to fiscal 2000. This decline in revenue was attributable in part to a 27% decline in unit sales for our Quicken desktop products and a 31% decline in our Quicken.com Internet advertising revenues. Quicken revenue was down due to an overall decline in the personal finance desktop software category. Advertising revenue declined compared to the prior year due to the overall economic environment which resulted in reduced advertising spending by purchasers of Internet advertising. We experienced continued growth in our online transactions business, which partially offset these declines.

Global Business

Global Business product revenue is derived primarily from QuickBooks, Quicken and QuickTax desktop software products in Canada. Global Business services revenue consists primarily of revenue from software maintenance contracts sold with QuickBooks in Canada.

Fiscal 2002 Compared to Fiscal 2001. Global Business total net revenue increased 35% in fiscal 2002 compared to fiscal 2001. Revenue from Canada increased 29% year over year. This reflected strong tax season results for QuickTax, due in part to the preliminary success of our efforts to reduce unauthorized sharing of desktop software. Canadian tax revenue growth was partially offset by modest revenue declines for QuickBooks and Quicken.

Fiscal 2001 Compared to Fiscal 2000. Global Business total net revenue for fiscal 2001 increased 18% compared to fiscal 2000. This increase was primarily due to 39% overall revenue growth in Canada, which was driven by 45% growth in QuickBooks revenue. In addition, Canada experienced 14% growth in professional tax revenue as a result of an acquisition we made early in fiscal 2001.

Small Business Verticals and Other

As part of our Right for My Business strategy, in fiscal 2002 we acquired several companies that enable us to provide accounting and business management solutions to customers in selected industries, which we refer to as “verticals.” These new businesses, which we report as a single business segment, include the following: Intuit Construction Business Solutions (formerly OMware, Inc.), which provides business management software for the construction industry; Intuit Public Sector Solutions (formerly The Flagship Group), which offers accounting and business management software solutions for nonprofit organizations, universities, and government agencies; Intuit MRI Real Estate Solutions (formerly Management Reports, Inc.), which provides business management software for commercial and residential property managers; and Intuit Eclipse Distribution Management Solutions (formerly Eclipse, Inc.), which offers business management software for the wholesale durable goods industry.

Three of the four acquisitions were completed in the fourth quarter of fiscal 2002. As a result, total net revenue from the Small Business Vertical and Other segment was not significant in fiscal 2002 and consisted primarily of revenue generated by OMware, Inc. There was no significant revenue in this segment from sources other than the acquired vertical businesses during fiscal 2002. Driving the growth of the vertical businesses we have acquired so far, and acquiring additional vertical businesses, are key business initiatives for fiscal 2003. Therefore, we expect that we will continue to report these businesses as a separate business segment in the future.

Cost of Revenue

	Fiscal		Fiscal		Fiscal		2000-2001	2001-2002
	2000	% of Related Revenue	2001	% of Related Revenue	2002	% of Related Revenue	% Change	% Change

(Dollars in millions)
Cost of Revenue:
Cost of products	$149.4	19%	$135.6	17%	$157.4	16%	(9%)	16%
Cost of services	71.2	62%	108.3	50%	107.6	39%	52%	(1%)
Cost of other revenue	30.7	34%	26.0	35%	24.4	40%	(15%)	(6%)
Amortization of purchased software	7.0	n/a	14.9	n/a	12.4	n/a	113%	(17%)

TOTALS:	$258.3	26%	$284.8	26%	$301.8	23%	10%	6%

There are four components of our cost of revenue: (1) cost of products, which includes the direct cost of manufacturing and shipping desktop software products; (2) cost of services, which reflects direct costs associated with providing services, including data center costs relating to delivering Internet-based services; (3) cost of other revenue, which includes costs associated with generating advertising and marketing and online transactions revenue; and (4) amortization of purchased software, which represents the cost of depreciating products we obtained through acquisitions over their useful lives.

Fiscal 2002 Compared to Fiscal 2001. Cost of products as a percentage of product revenue decreased slightly to 16% in fiscal 2002 from 17% in fiscal 2001. We lowered our per-unit materials, manufacturing and shipping costs for our shrink-wrap software products, resulting in significant cost savings. These savings were nearly offset by increased costs associated with improving our product distribution function. During the first quarter of fiscal 2002, we established a new third-party retail distribution relationship for our shrink-wrap software products. This distribution relationship enables us to ship a larger percentage of our products directly to individual retail stores and allows us to provide inventory to our retail customers on a more timely basis. By providing better service to our retailers, we are reducing product returns and related costs. Because of this and because we plan to continue redesigning the packaging for many of our software products and further streamlining our manufacturing processes, we expect cost of products as a percentage of product revenue to decline in fiscal 2003.

Cost of services as a percentage of services revenue decreased to 39% in fiscal 2002 from 50% in fiscal 2001. This decrease was attributable primarily to our payroll and Web-based tax businesses, which experienced significant revenue growth with relatively fixed cost bases.

Cost of other revenue as a percentage of other revenue increased to 40% in fiscal 2002 compared to 35% in fiscal 2001. This increase was primarily due to increased data center costs related to our Personal Finance segment’s online transaction business, which experienced revenue growth in fiscal 2002.

Amortization of purchased software decreased slightly in fiscal 2002 compared to fiscal 2001. This reflected lower amortization expense in the second half of fiscal 2002 that resulted from a lower base of assets to be amortized. This decline was partially offset by impairment charges for certain purchased software assets that were recorded in the second quarter of fiscal 2002, which caused the decrease in the base of assets. See Note 5 of the financial statements.

Fiscal 2001 Compared to Fiscal 2000. Cost of products as a percentage of product revenue decreased to 17% for fiscal 2001 compared to 19% for fiscal 2000. The decline was primarily attributable to lower excess and obsolete inventory expenses for all of our product lines due to improved inventory management. Cost of services as a percentage of services revenue decreased to 50% for fiscal 2001 compared to 62% for fiscal 2000 due primarily to revenue growth in our payroll business with a relatively fixed cost base. This factor was partially offset by increased data center costs related to our Personal Finance segment’s online transactions businesses. Cost of other revenue as a percentage of other revenue increased to 35% for fiscal 2001 compared to 34% for fiscal 2000 due to a significant decrease in Internet advertising revenue with a relatively fixed cost base.

Operating Expenses

	Fiscal		Fiscal		Fiscal		2000-2001	2001-2002
	2000	% Total Net Revenue	2001	% Total Net Revenue	2002	% Total Net Revenue	% Change	% Change

(Dollars in millions)
Operating Expenses:
Customer service and technical support	$129.0	13%	$137.2	13%	$164.9	13%	6%	20%
Selling and marketing	200.7	20%	217.8	20%	263.7	20%	9%	21%
Research and development	157.1	16%	196.1	18%	198.5	15%	25%	1%
General and administrative	72.7	7%	93.5	9%	109.1	8%	29%	17%
Charge for purchased research and development	1.3	0%	0.2	0%	2.2	0%	NM	NM
Charge for vacant facilities	—	—	—	—	13.2	1%	—	—
Acquisition related charges	150.2	15%	247.8	23%	181.4	14%	65%	(27%)
Loss on impairment of long-lived asset	—	—	—	—	27.0	2%	—	—

TOTALS:	$711.0	72%	$892.6	81%	$960.0	73%	26%	8%

Customer Service and Technical Support

Fiscal 2002 Compared to Fiscal 2001. Customer service and technical support expenses were 13% of total net revenue in fiscal 2002 and fiscal 2001. We improved our efficiency in fiscal 2002 by increasing the proportion of customer service and technical support we provide through less expensive methods such as Web sites, online chat, email and other electronic means. We also implemented a number of successful process excellence initiatives that reduced costs while maintaining or increasing service levels. However, these benefits were more than offset by higher direct sales and support costs associated with converting the customers of Tax Accounting and Software Company, a company that we acquired in April 2001, to our ProSeries and Lacerte professional tax products, and by increased demand for customer service and technical support due to our growing customer base. We expect customer service and technical support expenses to decrease slightly as a percentage of total net revenue in fiscal 2003 as TAASC conversion costs gradually decline and as we continue to benefit from lower cost, more scalable electronic customer service and technical support delivery mechanisms.

Fiscal 2001 Compared to Fiscal 2000. Customer service and technical support expenses were flat at 13% of total net revenue in fiscal 2001 and fiscal 2000. This reflected the benefit of providing an increased proportion of customer service and technical support more efficiently and less expensively through Web sites and other electronic means, and from the expansion of QuickBooks Service Solutions, our fee for support program for QuickBooks customers. These improvements were offset by the April 2001 start of support costs to convert customers of our newly acquired TAASC business to our ProSeries and Lacerte professional tax products.

Selling and Marketing

Fiscal 2002 Compared to Fiscal 2001. Selling and marketing expenses were 20% of total net revenue in fiscal 2002 and fiscal 2001. In fiscal 2002, selling and marketing expenses increased as we expanded our small business marketing programs to support the Right for My Business strategy announced in September 2001. We also incurred incremental marketing expenses for our Construction Business Solutions products, which we acquired in November 2001. These increases were partially offset by a decrease in selling and marketing expenses as a percentage of total net revenue for our payroll business due to significant revenue growth in that segment. We also donated $8.0 million to The Intuit Foundation in fiscal 2002, which will be used to benefit the community through contributions to selected non-profit organizations. We expect selling and marketing expenses to continue to increase as a percentage of total net revenue in fiscal 2003 as we expand marketing programs for our new QuickBooks products as well as for the Right for My Business products and services we recently introduced and those we expect to introduce in fiscal 2003.

Fiscal 2001 Compared to Fiscal 2000. Selling and marketing expenses were 20% of total net revenue in fiscal 2001 and fiscal 2000. During fiscal 2000 we experienced relatively higher sales and marketing expenses in the first half of the year due to aggressive marketing programs to expand our Internet-based businesses and to respond to Microsoft’s TaxSaver consumer tax offering. In fiscal 2001 our payroll business also experienced relatively lower marketing expenditures as it continued to benefit from the marketing value of the Intuit brand.

Research and Development

Fiscal 2002 Compared to Fiscal 2001. During fiscal 2002, we increased research and development spending in some of our highest-growth businesses – small business, consumer tax and professional tax – by approximately 10%. In particular, we continued to invest in our Right for My Business strategy, including new QuickBooks Premier, Point of Sale and Enterprise products launched in the second quarter of fiscal 2002, the Intuit Developer Network, and other new products that we expect to introduce in fiscal 2003. At the same time, we significantly decreased or stopped spending in less strategic areas and discontinued product lines. We also benefited from improvements in our development process that resulted in shorter development times and higher quality for our new QuickBooks products. The net result was that research and development expenses in fiscal 2002 were flat in absolute dollars and declined as a percentage of total net revenue to 15% of total net revenue, compared to 18% in fiscal 2001. During fiscal 2003, we expect to continue to make significant investments in research and development, particularly for new small business products and services.

Fiscal 2001 Compared to Fiscal 2000. Fiscal 2001 research and development expenses were 18% of total net revenue, compared to 16% of total net revenue in fiscal 2000. In both fiscal 2001 and 2000, we invested significant amounts in our services businesses, mostly focused in our Small Business and Employer Services segments. This included research and development efforts for QuickBooks Online Edition, our QuickBooks Assisted Payroll Service (formerly Deluxe Payroll), our QuickBase® information management tool and the Intuit Developer Network.

General and Administrative

Fiscal 2002 Compared to Fiscal 2001. General and administrative expenses were 8% of total net revenue in fiscal 2002, compared to 9% of total net revenue in fiscal 2001. We experienced increased directors’ and officers’ liability insurance costs and costs associated with integrating our acquisitions of OMware, Inc. in November 2001 and EmployeeMatters, Inc. in December 2000. These increases were offset by decreases in bad debt charges in fiscal 2002. We had relatively high accounts receivable write-offs in fiscal 2001 due to the deteriorating financial condition of many Internet companies with whom we did business. We expect general and administrative expenses to increase as a percentage of total net revenue in fiscal 2003 due to the costs of integrating our fourth quarter fiscal 2002 acquisitions and other acquisitions we expect to make in fiscal 2003, as well as to investments in our internal audit function and process excellence infrastructure. We also expect bad debt expense for fiscal 2003 to be somewhat higher than for fiscal 2002 because we experienced unusually low levels of bad debt expense in fiscal 2002.

Fiscal 2001 Compared to Fiscal 2000. General and administrative expenses were 9% of total net revenue for fiscal 2001, compared to 7% of total net revenue for fiscal 2000. During fiscal 2001, we experienced an increase in our bad debt expense related to the economic downturn in the high technology industry that impacted many companies with whom we did business. Our general and administrative expense for fiscal 2001 also included an increase of $1.2 million in deferred compensation amortization expense related to restricted stock we granted when we hired our President and Chief Executive Officer in January 2000.

Charge for Purchased Research and Development

In connection with certain acquisitions and with the assistance of third-party appraisers, we determine the value of in-process projects under development for which technological feasibility has not been established. The value of the projects is determined by estimating the costs to develop the in-process technology into commercially feasible products, estimating the net cash flows we believe would result from the products and discounting these net cash flows back to their present value. The resulting amount is recorded as a charge for purchased research and development when we acquire certain new businesses.

In fiscal 2002, we recorded a charge of $2.2 million for purchased research and development as a result of our acquisition of Management Reports, Inc. (now Intuit MRI Real Estate Solutions). In fiscal 2001, we recorded a charge of $0.2 million for purchased research and development when we acquired Tax Accounting and Software Corporation. We recorded $1.3 million for purchased research and development as a result of our Boston Light Software Corporation and Hutchison Avenue Software Corporation acquisitions in fiscal 2000.

Although we intend to continue to acquire relatively mature businesses with products whose technological feasibility has been demonstrated as part of our Right for My Business Strategy, it is possible that we will incur additional charges for purchased research and development in the future.

Charge for Vacant Facilities

During the third quarter of fiscal 2002, we concluded that we would not occupy two vacant leased buildings in Mountain View, California and that we would be unable to recover a substantial portion of our lease obligations by subleasing the vacant space. As a result, we recorded a charge of $13.2 million. See Note 13 of the financial statements.

Acquisition-Related Charges

Acquisition-related charges include the amortization of goodwill, purchased intangible assets and deferred compensation expenses arising from acquisitions, and impairment charges relating to certain acquired assets. See Note 5 of the financial statements.

The FASB recently adopted a new standard for accounting for goodwill acquired in a business combination. It continues to require us to recognize goodwill as an asset whenever we pay more for a business than the total of its net tangible and intangible assets, but it does not permit us to amortize goodwill, which we were previously required to do. Under the new statement, we must separately test goodwill for impairment using a fair-value-based approach on an annual basis or more frequently if an event occurs indicating potential impairment. The shift from an amortization approach to an impairment approach applies to all acquisitions completed after June 30, 2001. The additional goodwill amortization charge for businesses we acquired after June 30, 2001 would have been approximately $8.8 million in fiscal 2002 had this new standard not been in place. We will adopt the remaining elements of this new standard in the first quarter of fiscal 2003 and will therefore cease goodwill amortization for acquisitions we made prior to July 1, 2001. However, it is possible that in the future we may incur impairment charges related to the goodwill already recorded and to goodwill arising out of future acquisitions. In addition, we will continue to amortize most purchased intangible assets and to assess those assets for impairment as appropriate. In accordance with the new standard, we transferred the balance of $1.9 million for assembled workforce at August 1, 2002 to goodwill and will no longer amortize that asset. See Note 1 of the financial statements.

Fiscal 2002 Compared to Fiscal 2001. In fiscal 2002 acquisition-related charges were $181.4 million, compared to $247.8 million in fiscal 2001. Acquisition-related charges in fiscal 2002 included impairment charges totaling $22.0 million that were related to our Internet-based advertising business and our Site Solutions business. See Notes 1 and 5 of the financial statements. Acquisition-related charges in fiscal 2002 also reflected an increase of $12.7 million in amortization of intangibles associated with the acquisitions of EmployeeMatters, Inc. in December 2000 and Tax Accounting and Software Corporation in April 2001. Acquisition-related charges for fiscal 2001 included impairment charges that totaled $78.7 million.

Fiscal 2001 Compared to Fiscal 2000. In fiscal 2001 acquisition-related charges were $247.8 million, compared to $150.2 million in fiscal 2000. The increase was primarily attributable to impairment charges totaling $78.7 million that were recorded in the second half of fiscal 2001. During our review for impairment, events and circumstances indicated possible impairment of goodwill and intangible assets related to our acquisitions of Venture Finance Software Corp., SecureTax.com and Hutchison Avenue Software Corporation. See Notes 1 and 5 of the financial statements. Based on our analysis we recorded impairment charges of $51.0 million, $26.0 million and $1.7 million associated with VFSC, SecureTax and Hutchison, respectively.

Loss on Impairment of Long-lived Asset

The fiscal 2002 loss on impairment of long-lived asset related to the impairment of the asset we received from the purchaser of our Quicken Bill Manager business in May 2001. We regularly perform reviews to determine if the carrying values of our long-lived assets are impaired. During the first quarter of fiscal 2002, events and circumstances indicated impairment of this asset. Based on our resulting analysis of the asset’s fair value, we recorded a charge of $27.0 million to reduce the carrying value of this asset to its estimated fair value of zero, reflecting the deteriorating financial condition of the purchasing company. See Note 12 of the financial statements.

Non-Operating Income and Expenses

Interest and Other Income

In fiscal 2002, interest and other income decreased to $27.3 million, compared to $57.6 million in fiscal 2001 and $48.7 million in fiscal 2000. The decrease during fiscal 2002 was due to a sharp decline in the interest we earned on our cash and short-term investment balances in fiscal 2002, reflecting significant decreases in market interest rates during the period. The increase during fiscal 2001 resulted from higher average cash and short-term investment balances, due in part to sales of marketable securities as well as more cash generated from operations compared to fiscal 2000. The total fiscal 2001 increase was partially offset by the effect of lower market interest rates compared to fiscal 2000. Interest earned on customer payroll deposits is reported as revenue for our payroll business, and is not included in interest and other income.

Gains (Losses) on Marketable Securities and Other Investments, Net

As of July 31, 2002, we held marketable securities and long-term investments in privately held companies carried at $23.6 million on our balance sheet. This balance was down from $109.4 million as of July 31, 2001 due to sales and write-downs. We review the values of our investments each quarter and make adjustments as appropriate. See Notes 1 and 3 of the financial statements. The steep decline in equity markets over the past few years has significantly reduced the value of our marketable securities and long-term investments. If the value of these remaining securities continues to decline in the future, it would have a negative impact on our financial results.

We considered our shares of Excite@Home and 724 Solutions common stock to be trading securities. As a result, unrealized gains or losses due to market fluctuations in these securities were included in our net income or loss on a quarterly basis until we sold them in the first quarter of fiscal 2002. We considered our other marketable securities to be available-for-sale and did not reflect quarterly fluctuations in their value in our net income or loss on a quarterly basis unless we concluded that a decline in value was other-than-temporary. See Note 3 of the financial statements.

We recorded pre-tax net losses relating to marketable securities and other investments of $15.5 million in fiscal 2002 and $98.1 million in fiscal 2001. In fiscal 2000, we recorded a pre-tax gain relating to marketable securities and other investments of $481.1 million. See Note 3 of the financial statements. The fiscal 2002 net loss included charges totaling $9.5 million to write down certain long-term investments for which the decline in fair value below carrying value was other-than-temporary. Our fiscal 2001 net loss included charges of $40.2 million to write down certain available-for-sale securities for which the decline in fair value below carrying value was other-than-temporary and $28.6 million to write down certain long-term investments for which the decline in fair value below carrying value was other-than-temporary. The fiscal 2000 net gain resulted primarily from our sales of Checkfree, Signio (now VeriSign) and Homestore.com common stock.

Net Gains (Losses) on Divestitures

In March 2002, we paid $12.0 million to terminate our $20.3 million obligation under an interactive services agreement related to our Quicken Bill Manager business, which we sold in May 2001. When we terminated the interactive services agreement, we recorded a pre-tax gain of $8.3 million. See Note 10 of the financial statements. In the first quarter of fiscal 2002, we wrote off the $27.0 million asset acquired from the purchaser of our Quicken Bill Manager business to loss on impairment of long-lived asset in our statement of operations. See Note 12 of the financial statements.

During fiscal 2001 we recorded a pre-tax net loss of $15.3 million resulting from our divestitures of businesses. During the second quarter of fiscal 2001 we realized a pre-tax net gain of $1.6 million for the sale of certain assets of our wholly owned subsidiary, Intuit Insurance Services, Inc., which operated our Quicken Insurance business. The gain was more than offset by a pre-tax net loss of $16.9 million for the sale of the technology assets of our Quicken Bill Manager business in the fourth quarter of fiscal 2001. See Note 10 of the financial statements. Neither of these divestitures represented discontinued operations.

Income Tax (Benefit) Provision

For fiscal 2002, we recorded an income tax provision of $16.9 million on pre-tax income from continuing operations of $70.5 million, resulting in an effective tax rate of approximately 24%. For fiscal 2001, we recorded an income tax benefit of $12.5 million on a pre-tax loss from continuing operations of $137.1 million, resulting in an effective rate of approximately 9%. For fiscal 2000, we recorded an income tax provision of $216.6 million on pre-tax income of $542.2 million, resulting in an effective tax rate of approximately 40%. Our effective tax rate for fiscal 2002 differs from the federal statutory rate primarily due to a tax benefit related to a divestiture that became available during the year and tax-exempt interest income, offset by non-deductible merger related charges. Our effective tax rate for fiscal 2001 differs from the federal statutory rate primarily due to the net effect of non-deductible merger and divestiture related charges offset by the benefit we received from tax-exempt interest income.

Our effective tax rate for fiscal 2000 differs from the federal statutory rate primarily due to the net effect of non-deductible merger charges offset by the benefit received from tax-exempt interest income.

As of July 31, 2002, we had net deferred tax assets of $244.4 million, which included a valuation allowance of $6.8 million for net operating loss carryforwards relating to our international subsidiaries and certain state capital loss carryforwards. The allowance reflects management’s assessment that we may not receive the benefit of certain loss carryforwards of our international subsidiaries and capital loss carryforwards in certain state jurisdictions. While we believe our current valuation allowance is sufficient, it may be necessary to increase this amount if it becomes more likely that we will not realize a greater portion of the net deferred tax assets. We assess the need for an adjustment to the valuation allowance on a quarterly basis. See Note 20 of the financial statements.

Discontinued Operations

Quicken Loans

On July 31, 2002, we sold our Quicken Loans mortgage business segment and received consideration in the form of a five-year interest bearing promissory note in the principal amount of $23.3 million. This amount exceeded the net shareholders’ equity of Quicken Loans by $23.3 million. We accounted for the sale as discontinued operations. In accordance with APB No. 30, the operating results of Quicken Loans have been segregated from continuing operations in our statements of operations for fiscal years 2000, 2001 and 2002 and are shown on a single line captioned net income (loss) from Quicken Loans discontinued operations. The sale resulted in a pre-tax gain of $23.3 million in the fourth quarter of fiscal 2002. We did not record the tax benefit related to the gain on the transaction because we cannot be assured that we will realize the tax benefit. See Note 11 of the financial statements.

Concurrent with the sale, we signed an agreement to license the Quicken Loans brand and a distribution agreement under which the purchasing company will provide mortgage services on Quicken.com. We will receive minimum royalties of $1.8 million a year for the next five years under the licensing agreement and minimum fees of $0.8 million a year for the next five years under the distribution agreement. Royalties and fees under these agreements will be recorded as earned and included in other income on our statement of operations.

Intuit KK

On February 7, 2003, we sold our wholly-owned Japanese subsidiary, Intuit KK, to a private equity investment firm located in Japan. We accounted for the sale as discontinued operations. In accordance with SFAS 144, the operating results of Intuit KK have been segregated from continuing operations in our statements of operations for fiscal years 2000, 2001 and 2002 and are shown on a single line captioned net income (loss) from Intuit KK discontinued operations. See Note 11 of the financial statements.

Cumulative Effect of Accounting Change

During the first quarter of fiscal 2001, we recorded a cumulative gain of $14.3 million, net of taxes, as a result of a change in accounting principle when we adopted SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” We recognized the cumulative effect of the change in how we accounted for options to purchase shares of S1 Corporation as of August 1, 2000. See Note 1 of the financial statements. Subsequent fluctuations in the fair value of these options were included in our net income or net loss until we sold them in the first quarter of fiscal 2002.

Liquidity and Capital Resources

At July 31, 2002 our cash, cash equivalents and short-term investments totaled $1,230.1 million, a $43.9 million increase from July 31, 2001.

We generated $344.3 million in cash from our operations during fiscal 2002. The primary components of cash provided by operations were net income from continuing operations of $53.6 million and adjustments made for non-cash expenses, including acquisition-related charges and amortization of purchased software of $193.8 million, depreciation charges of $58.8 million and an impairment loss on a long-lived asset of $27.0 million.

We used $25.1 million in cash for investing activities during fiscal 2002. Our primary use of cash was for business acquisitions, which totaled $278.3 million net of cash we acquired. Our short-term investments decreased $304.0 million during the fiscal year, with proceeds of $3.15 billion from the sale upon maturity of certain short-term investments partially offset by reinvestments of $2.85 billion. As a result of our continued investment in information systems and infrastructure, we also purchased property and equipment of $42.1 million and capitalized internal use software development projects of $21.3 million in fiscal 2002.

We used $196.1 million in cash for our financing activities in fiscal 2002. The primary component of cash used was $318.4 million for the repurchase of treasury stock through our stock repurchase program. See Note 17 of the financial statements. This was partially offset by proceeds of $133.6 million we received from the issuance of common stock under employee stock plans.

In the normal course of business, we enter into leases for new or expanded facilities in both domestic and global locations. We also evaluate, on an ongoing basis, the merits of acquiring technology or businesses, or establishing strategic relationships with and investing in other companies. We may decide to use cash and cash equivalents to fund such activities in the future.

In May 2001, Intuit’s Board of Directors authorized the company to repurchase up to $500 million of common stock over a three-year period. In July 2002, our Board of Directors increased the authorized purchase amount by $250 million. At July 31, 2002, we had repurchased a total of $326.8 million of common stock since the inception of the program.

In connection with the sale of our Quicken Loans mortgage business in July 2002, we agreed to continue providing to the purchasing company an interest-bearing line of credit of up to $375.0 million to fund mortgage loans for a transition period of up to six months. The line expires on January 31, 2003. The line is secured by the related mortgage loans and had an outstanding balance of $245.6 million at July 31, 2002. See Note 11 of the financial statements.

Loans to executive officers and other employees totaled $12.9 million at July 31, 2001 and $21.3 million at July 31, 2002. Loans to executive officers are primarily relocation loans and none of these were made or modified since July 31, 2002. Loans are generally interest-bearing, secured by real property and have maturity dates of up to 10 years. See Note 22 of the financial statements.

We believe that our cash, cash equivalents and short-term investments will be sufficient to meet anticipated seasonal working capital and capital expenditure requirements for at least the next twelve months.

The following table summarizes our contractual obligations at July 31, 2002:

	Payments Due by Period

(In millions)	Less than 1	1-3	4-5	After 5
Contractual Obligations	year	years	years	years	Total

Restricted cash	$11.3	$—	$—	$—	$11.3
Short-term notes payable	2.3	—	—	—	2.3
Long-term debt	—	8.1	2.7	3.8	14.6
Operating leases	29.0	50.4	41.8	29.5	150.7
Other obligations	25.4	—	—	—	25.4

Total contractual cash obligations	$68.0	$58.5	$44.5	$33.3	$204.3

Restricted cash at July 31, 2002 included $5.8 million that we held in escrow in connection with our fiscal 2002 acquisition of CBS Employer Services, Inc. The escrow period expires in June 2003. Restricted cash also included $5.5 million for rebates due our customers.

Other obligations at July 31, 2002 consisted primarily of amounts we owe to former stockholders of CBS Employer Services, Inc. in connection with Intuit’s acquisition of that company in the fourth quarter of fiscal 2002. This contractual obligation is included in other current liabilities on our balance sheet. See Notes 9 and 15 of the financial statements.

Recent Pronouncements

On June 29, 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS 141, “Business Combinations,” and SFAS 142, “Goodwill and Other Intangible Assets.”

SFAS 141 supercedes APB Opinion No. 16, “Business Combinations,” and eliminates the pooling-of-interests method of accounting for business combinations, thus requiring that all business combinations be accounted for using the purchase method. In addition, in applying the purchase method, SFAS 141 changes the criteria for recognizing intangible assets other than goodwill and states that the following criteria should be considered in determining the classification of intangible assets: (1) whether the intangible asset arises from contractual or other legal rights, or (2) whether the intangible asset is separable or dividable from the acquired entity and capable of being sold, transferred, licensed, rented, or exchanged. If neither criteria is met, the intangible assets are classified as goodwill and are not amortized. We have applied the requirements of SFAS 141 to all business combinations initiated after June 30, 2001.

SFAS 142 supercedes APB Opinion No. 17, “Intangible Assets,” and provides that goodwill and other intangible assets that have an indefinite useful life will no longer be amortized. However, these assets must be reviewed for impairment at least annually or more frequently if an event occurs indicating the potential for impairment. The shift from an amortization approach to an impairment approach applies to all acquisitions completed after June 30, 2001. The additional goodwill amortization charge for businesses we acquired subsequent to June 30, 2001 would have been approximately $8.8 million in fiscal 2002 had this new standard not been in place. Total goodwill amortization expense, including impairments, was $139.5 million in fiscal 2001 and $122.6 million in fiscal 2002. We adopted the remaining elements of this new standard in the first quarter of fiscal 2003 and therefore ceased goodwill amortization for acquisitions made prior to July 1, 2001. However, it is possible that in the future we may incur impairment charges related to the goodwill already recorded and to goodwill arising out of future acquisitions. In addition, we will continue to amortize most purchased intangible assets and to assess those assets for impairment as appropriate.

In connection with the transitional goodwill impairment evaluation under SFAS 142, we will perform an assessment of goodwill impairment as of August 1, 2002, the date of adoption. To accomplish this, we will identify our reporting units and determine the carrying value of each of them by assigning the assets and liabilities, including existing goodwill and intangible assets, to those reporting units as of the date of adoption. We will then have up to six months from the date of adoption to determine the fair value of each reporting unit and compare it to the reporting unit’s carrying amount. To the extent that a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired and we must perform the second step of the transitional impairment test. In the second step, we must compare the implied fair value of the reporting unit’s goodwill to its carrying amount, both of which will be measured as of the date of adoption. The implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets (recognized and unrecognized) and liabilities in a manner similar to a purchase price allocation in accordance with SFAS 141. This second step is required to be completed as soon as possible, but no later than the end of the year of adoption. Any transitional impairment loss will be recognized as the cumulative effect of a change in accounting principle in the statement of operations.

As of the date of adoption of SFAS 142 on August 1, 2002, we had an unamortized acquired intangible assets balance of approximately $123.6 million, excluding the balance of approximately $1.9 million for assembled workforce reclassified to goodwill. As of that date, we also had an unamortized goodwill balance of approximately $430.8 million which included the amount of assembled workforce reclassified to goodwill. These balances will be subject to the transitional provisions of SFAS 141 and 142. Transitional impairment losses that may be required to be recognized upon adoption of SFAS 141 and 142 are indeterminable at this time.

In October 2001, the FASB issued SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which applies to financial statements issued for fiscal years beginning after December 15, 2001. SFAS 144 supersedes FASB Statement 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and portions of APB Opinion No. 30, “Reporting the Results of Operations.” SFAS 144 provides a single accounting model for long-lived assets we expect to dispose of and significantly changes the criteria for classifying an asset as held-for-sale. This classification is important because held-for-sale assets are not depreciated and are stated at the lower of fair value or carrying amount. SFAS 144 also requires expected future operating losses from discontinued operations to be displayed in the period(s) in which the losses are actually incurred, rather than when the amount of the loss is estimated, as presently required. We adopted SFAS 144 effective August 1, 2002 and do not expect the adoption of SFAS 144 to have a material impact on our financial position, results of operations or cash flows.

In November 2001, the FASB’s Emerging Issues Task Force released Issue No. 01-9, “Accounting for Consideration Given by a Vendor to a Customer or a Reseller of the Vendor’s Product,” which applies to annual or interim financial statement periods beginning after December 15, 2001. The release provides that cash consideration (including sales incentives) that we give to our customers or resellers should be accounted for as a reduction of revenue rather than as an operating expense unless we receive a benefit that we can identify and reasonably estimate. We adopted this new release beginning in the third quarter of fiscal 2002. The adoption of EITF Issue No. 01-9 did not have a material impact on our total net revenue and as a result we did not reclassify prior period financial statements.

In July 2002, the FASB issued SFAS 146, “Accounting for Costs Associated with Exit and Disposal Activities.” This statement revises the accounting for exit and disposal activities under EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” A formal commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most exit and disposal costs. Instead, companies will record exit or disposal costs when they are incurred and can be measured at fair value, and will subsequently adjust the recorded liability for changes in estimated cash flows. The provisions of SFAS 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS 146 and liabilities that a company previously recorded under EITF Issue No. 94-3 are not affected. We do not believe that the adoption of SFAS 146 will have a material impact on our financial position, results of operations or cash flows.

RISKS THAT COULD AFFECT FUTURE RESULTS

Company-Wide Factors That Could Affect Future Results

Our revenue and earnings are highly seasonal. Seasonality and other factors cause significant quarterly and annual fluctuations in our revenue and net income. Several of our businesses are highly seasonal — particularly our tax businesses, but also small business and personal finance to a lesser extent. This causes significant quarterly fluctuations in our financial results. Revenue and operating results are usually strongest during the second and third fiscal quarters ending January 31 and April 30. We experience lower revenues, and often significant operating losses, in the first and fourth quarters ending October 31 and July 31. Our financial results can also fluctuate from quarter to quarter and year to year due to a variety of factors, including changes in product release dates, and the timing of acquisitions, dispositions, goodwill and intangible assets impairment charges and gains and losses related to marketable securities.

Fluctuations in interest rates can cause significant quarterly and annual fluctuations in our net income, earnings per share and asset values. Recent declines in interest rates have resulted in a significant decline in the interest income we earned on our investment portfolio during recent reporting periods, which has had a negative impact on our net income (loss) and net income (loss) per share. Declining interest rates can also reduce the value of our interest rate sensitive assets, such as certain assets that relate to our payroll business. See Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” for more details.

Our recent acquisitions have presented business integration challenges and we may not fully realize the intended benefits of these acquisitions. During the past few years, we have completed numerous acquisitions, including five during fiscal 2002. These acquisitions have expanded our product and service offerings, personnel and geographic locations. Integrating and organizing acquired businesses creates challenges for our operational, financial and management information systems, as well as for our product development processes. We might not be able to coordinate the diverse operating structures, policies and practices of companies we have acquired or successfully integrate the employees of the acquired companies into our organization and culture, which could harm employee morale and productivity. These difficulties may be increased by the various geographic locations of our acquired businesses, which include Colorado, Connecticut, Ohio and Texas. If we do not adequately address issues presented by growth through acquisitions, we may not fully realize the intended benefits (including financial benefits) of these acquisitions.

We expect to continue to make acquisitions, which could put a strain on our resources and adversely affect our financial results. A key component of our Right for My Business strategy is to continue to expand our product and service offerings, and we expect that a significant portion of this expansion will result from acquisitions. Integrating newly acquired organizations and technologies into our business could put a strain on our resources and be expensive and time consuming. In addition, we may not succeed in integrating acquired businesses or technologies and may not achieve anticipated financial benefits. Our acquisition strategy and future acquisitions could also result in the following risks:

•	Increased competition for acquisition opportunities could inhibit our ability to complete suitable acquisitions, and could also increase the price we would have to pay to complete acquisitions.

•	If we are unable to complete acquisitions successfully, we may not be able to develop and market products for new industries or applications with which we may not be familiar.

•	Despite our due diligence reviews, acquired businesses may bring with them unanticipated liabilities, business or legal risks or operating costs that could harm our results of operations or business, reduce or eliminate any benefits of the acquisition or require unanticipated expenses.

•	If we fail to retain the services of key employees of acquired companies for significant time periods after the acquisition of their companies, we may experience difficulty in managing the acquired company’s business and not realize the anticipated benefits of the acquisition.

•	The accounting treatment of acquisitions can result in significant acquisition-related accounting charges and expenses that would reduce our reported results of operations both at the time of the acquisition and in future periods.

•	Future acquisitions may require us to issue shares of our stock and stock options to owners of the acquired businesses, which would result in dilution to the equity interests of our stockholders.

Acquisition-related costs can cause significant fluctuation in our net income. Our recent acquisitions have resulted in significant expenses, including amortization of purchased software (which is reflected in cost of revenue), as well as charges for in-process research and development, and amortization and impairment of goodwill, purchased intangibles and deferred compensation (which are reflected in operating expenses). Total acquisition-related costs in the categories identified above were $158.5 million in fiscal 2000, $263.0 million in fiscal 2001 (including charges of $78.7 million to write down the long-lived intangible assets related to three acquisitions), and $196.0 million in fiscal 2002 (including charges of $27.3 million to write down the long-lived intangible assets related to two acquisitions). Additional acquisitions, and any additional impairment of the value of purchased assets, could have a significant negative impact on our future operating results.

Recent changes to Financial Accounting Standards Board guidelines relating to accounting for goodwill could make our acquisition-related charges less predictable in any given reporting period. The new FASB standard for accounting for goodwill acquired in a business combination applies to all acquisitions initiated after June 30, 2001. In the first quarter of fiscal 2003, we adopted the new standard for acquisitions we completed before June 30, 2001. Under the new standard, we must continue to recognize goodwill as an asset but will not amortize goodwill as previously required. Instead, we must separately test goodwill for impairment using a fair-value-based approach at least annually and also when an event occurs indicating the potential for impairment. As a result of this shift from an amortization approach to an impairment approach, we will stop recording charges for goodwill amortization. However, it is possible that in the future, we may incur less frequent, but larger, impairment charges related to the goodwill already recorded and to goodwill arising out of future acquisitions as we continue to expand our business. As of August 1, 2002, we had an unamortized goodwill balance of approximately $430.8 million, which included the amount of assembled workforce reclassified to goodwill. These amounts could be subject to impairment charges in the future.

If we are required to account for options under our employee stock plans as a compensation expense, it would significantly reduce our net income and earnings per share. There has been increasing public debate about the proper accounting treatment for employee stock options. Although we are not currently required to record any compensation expense in connection with option grants that have an exercise price at or above fair market value, it is possible that future laws or regulations will require us to treat all stock options as a compensation expense. Note 17 of the financial statements shows the impact that such a change in accounting treatment would have had on our net income and earnings per share if it had been in effect during the past three fiscal years and if the compensation expense were calculated as described in Note 17.

A general decline in economic conditions could lead to reduced demand for our products and services. The continuing downturn in general economic conditions has led to reduced demand for a variety of goods and services, including software and other technology products. We believe the economic decline was partially responsible for slower than expected growth in our Small Business segment during fiscal 2001 and the first half of fiscal 2002. Although we experienced solid revenue growth in most of our businesses during the second half of fiscal 2002, the future economic environment remains uncertain. If conditions decline, or fail to improve, in geographic areas that are significant to us, such as the United States and Canada, we could see a significant decrease in the overall demand for our products and services that could harm our operating results.

If we do not continue to successfully develop new products and services in a timely manner, our future financial results will suffer. We believe that it is necessary to continually develop new products and services and to improve existing products and services to remain competitive in the markets we serve. Failure to do so may give competitors opportunities to improve their competitive position at our expense and result in declines in our revenue and earnings. However, developing and improving our products and services is a complex process involving several risks. Hiring and retaining highly qualified technical employees is critical to the success of our development efforts, and we face intense competition for these employees. Launches of products and services can be delayed for a variety of reasons.

New or improved products and services may also have defects that hinder performance. Third-party products we incorporate in, or use to build and support, our products and services may also contain defects that impair performance. These problems can be expensive to fix and can also result in higher technical support costs and lost customers. New products or features are sometimes built on top of older architectures or infrastructures, which can take longer to bring to market, make quality assurance and support more difficult, and lead to complexity in supporting future functionality.

The expansion of our product and service offerings through internal growth and through recent and anticipated acquisitions creates risks due to the number and complexity of our revenue models and the operational infrastructure required to support our expanded portfolio of products and services. The business models for our expanding range of products and services rely on more complex and varied revenue streams than our traditional desktop software businesses. In particular, the revenue recognition practices of several of the businesses we have recently acquired are more complex than the revenue recognition principles that apply to our existing products and services. We expect this trend to continue with future acquisitions. As a result of both acquisitions and internal growth, we expect to continue expanding our product offerings to larger enterprises, and we may begin to offer additional features and options as part of multiple-element sales arrangements. These dynamics may require us to defer a higher percentage of our product revenue at the time of sale than we do for current products, which would decrease revenue at the time products are shipped, but result in more revenue in fiscal periods after shipment. In addition, many of our newer businesses depend on a different operational infrastructure than our desktop software businesses, and we must continually develop, expand and modify our internal systems and procedures — including call center, customer management, order management, billing and other systems — to support these businesses. In particular, the success of our Internet-based services requires us to maintain continuous and reliable operations at our data center. Despite our efforts, like all providers of Internet-based products and services, we occasionally experience unplanned outages or technical difficulties. Lengthy and/or frequent service outages — particularly for services that customers consider time-sensitive — can result in negative publicity, damage to our reputation and lost customers.

Despite our efforts to adequately staff and equip our customer service and technical support operations, we cannot always respond promptly to customer requests for assistance. We occasionally experience customer service and support problems, including longer than expected “hold” times when our staffing is inadequate to handle higher than anticipated call volume, and a large number of inquiries from customers checking on the status of product orders when the timing of shipments fails to meet customer expectations. This can adversely affect customer relationships and our financial performance. In order to improve our customer service and technical support, we must continue to focus on eliminating underlying causes of service and support calls through product improvements and better order fulfillment processes, and on more accurately anticipating demand for customer service and technical support.

We face risks relating to customer privacy and security and increasing regulation, which could hinder the growth of our businesses. Despite our efforts to address customer concerns about privacy and security, these issues still pose a significant risk, and we have experienced lawsuits and negative publicity relating to privacy issues. For example, during fiscal 2000 and fiscal 2001, there were press articles criticizing our privacy and security practices as they relate to the connectivity of our desktop software to our Web sites. We have faced lawsuits and negative press alleging that we improperly shared information about customers with third-party “ad servers” for our Web sites. A major breach of customer privacy or security by Intuit, or even by another company, could have serious consequences for our businesses, including reduced customer interest and/or additional regulation by federal or state agencies. In addition, the federal government has developed mandatory privacy and security standards and protocols, and we have incurred significant expenses to comply with these requirements. Additional similar federal and state laws, and/or laws that govern telemarketing activity, may be passed in the future, and the cost of complying with additional legislation could have a negative impact on our operating results. If Internet use does not grow as a result of privacy or security concerns, increasing regulation or for other reasons, the growth of our Internet-based businesses would be hindered.

We face several risks relating to our retail distribution channel. We face ongoing challenges in negotiating favorable terms (including financial terms) with retailers, due in part to the recent trend of declining importance of software as a retail category. In addition, any termination or significant disruption of our relationship with any of our major resellers could result in a decline in our net revenue. Also, any financial difficulties of our resellers could have an adverse effect on our operating expenses if uncollectible amounts from them exceed the bad debt reserves we have established.

We rely on third-party vendors to handle substantially all outsourced aspects of manufacturing and distribution for our primary retail desktop software products. To manufacture and distribute our primary retail products at the time of product launches and to replenish products in the retail channel after the primary launch, we have manufacturing relationships with Modus Media and Sony, and a distribution arrangement with Ingram Micro Logistics. While we believe that relying on only three outsourcers for product launches and replenishment improves the efficiency and reliability of these activities, relying on any vendor for a significant aspect of our business can have severe negative consequences if the vendor fails to perform at acceptable service levels for any reason, including but not limited to financial difficulties of the vendor.

Actual product returns may exceed returns reserves, particularly for our consumer tax preparation software. We ship more desktop software products to our distributors and retailers than we expect them to sell, in order to reduce the risk that distributors or retailers will run out of products. This is particularly true for our consumer tax products, which have a short selling season. Like most software companies, we have a liberal product return policy and we have historically accepted significant product returns. We establish reserves for product returns in our financial statements, based on estimated future returns of products. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies — Net Revenue — Return and Rebate Reserves.” We closely monitor levels of product sales and inventory in the retail channel in an effort to maintain reserves that are adequate to cover expected returns. In the past, returns have not generally exceeded these reserves. However, if we do experience actual returns that significantly exceed reserves, it would result in lower net revenue.

We face existing and potential government regulation in many of our businesses, which can increase our costs and hinder the growth of our businesses. We offer some regulated products and services through separate subsidiary corporations. Establishing and maintaining regulated subsidiaries can requires significant financial, legal and management resources. If any regulated subsidiary fails to comply with applicable regulations, it could face liability to customers and/or penalties and sanctions by government regulators. In addition, our Internet-based products and services are available in many states and foreign countries. As a result, we may be subject to regulation and/or taxation in many additional jurisdictions, which could substantially slow commercial use of the Internet and growth of our Internet-based businesses.

Gains and losses related to marketable securities and other investments can cause significant fluctuations in our net income. Our investment activities have had a significant impact on our net income. We recorded pre-tax net gains from marketable securities and other investments of $481.1 million in fiscal 2000 and pre-tax net losses of $98.1 million in fiscal 2001 and $15.5 million in fiscal 2002. As of July 31, 2002, our marketable securities balance was $16.8 million. Any additional significant long-term declines in value of these securities could reduce our net income in future periods.

Legal protection for our intellectual property is not always effective to prevent unauthorized use or copying. We rely on a combination of copyright, patent, trademark and trade secret laws, and employee and third-party nondisclosure and license agreements to protect our software products and other proprietary technology. Current U.S. laws that prohibit copying give us only limited practical protection from software “pirates,” and the laws of many other countries provide very little protection. Policing unauthorized use of our products is difficult, expensive and time-consuming. Although we have begun to incorporate product activation technology in some of our tax preparation products in order to reduce unauthorized sharing of the products, we expect that software piracy will continue to be a persistent problem for our desktop software products. In addition, the Internet may tend to increase, and provide new methods for, illegal copying of the technology used in our desktop and Internet-based products and services. We also face risks relating to our licensing of our intellectual property to third parties. In connection with our sale of our Quicken Loans mortgage business, we licensed the use of the Quicken Loans and Quicken Mortgage trademarks to the purchaser. If the purchaser violates the terms of the trademark license, it could result in serious and irreparable harm to Intuit’s reputation and the value of its Quicken-related brands.

We do not own all of the software and other technologies used in our products and services. We have the licenses from third parties that we believe are necessary for using technology that we do not own in our current products and services. From time to time we may be required to renegotiate with these third parties to include their technology in our existing products, in new versions of our current products or in new products. We may not be able to renegotiate licenses on reasonable terms, or at all.

We may unintentionally infringe on the intellectual property rights of others, which could expose us to substantial damages or restrict our business operations. As the number of our products and services increases and their features and content continue to expand, we may increasingly become subject to infringement claims by third parties. Although we believe that we make reasonable efforts to ensure that our products and services do not violate the intellectual property rights of others, it is possible that third parties still may claim infringement. From time to time, we have received communications from third parties in which the claimant alleges that a product or service we offer infringes the claimant’s intellectual property rights. Occasionally these communications result in lawsuits. In many of these cases, it is difficult to assess the extent to which the intellectual property that is being asserted is valid or the extent to which we have any material exposure. Past claims have not resulted in any significant litigation, settlement or licensing expenses, but future claims could present an exposure of uncertain magnitude. Existing or future infringement claims or lawsuits against us, whether valid or not, may be time consuming and expensive to defend. Intellectual property litigation or claims could force us to do one or more of the following: cease selling, incorporating or using products or services that incorporate the challenged intellectual property; obtain a license from the holder of the infringed intellectual property, which may not be available on commercially favorable terms or at all; or redesign our software products or services, possibly in a manner that reduces their commercial appeal. Any of these actions may cause material harm to our business and financial results.

Our ability to conduct business could be impacted by a variety of factors, such as electrical power interruptions, earthquakes, fires, terrorist activities and other similar events. Our business operations depend on the efficient and uninterrupted operation of a large number of computer and communications hardware and software systems. These systems are vulnerable to damage or interruption from electrical power interruptions, telecommunication failures, earthquakes, fires, floods, terrorist activities and their aftermath, and other similar events. Other unpredictable events could also impact our ability to continue our business operations. For our Internet-based services, system failures of our internal server operations or those of various third-party service providers could result in interruption in our services to our customers. Any significant interruptions in our ability to conduct our business operations could reduce our revenue and operating income. Our business interruption insurance may not adequately compensate us for the impact of interruptions to our business operations.

Factors Relating to Competition

We face competitive pressures in all of our businesses, which can have a negative impact on our revenue, profitability and market position. There are formidable current and potential competitors, including competition from publicly-funded state government entities in the consumer tax area. Accordingly, we expect competition to remain intense during fiscal 2003 and beyond. In all our businesses, we face continual risks that competitors will introduce better products and services, reduce prices, gain better access to distribution channels, increase advertising (including advertising targeted at Intuit customers), and release new products and services before we do. Any of these competitive actions (particularly any prolonged price competition) could result in lower net revenue and/or lower profitability for Intuit. They could also affect our ability to keep existing customers and acquire new customers.

In the small business and employer services areas, we face a wide range of competitive risks that could impact our financial results. Our small business products and services face current competition from competitors’ desktop software, as well as from other Web-based small business services products. Microsoft offers several products and services targeted at similar size customers as our high-end QuickBooks products, and has recently acquired additional products and services that compete with our small business offerings. Other competitors and potential competitors have begun providing, or have expressed significant interest in providing, accounting and business management products and services to small businesses. As we implement our Right for My Business strategy we face increased competitive threats from larger companies in bigger markets than we have historically faced. For example, we face direct competition in our Intuit Payroll Services – Complete Payroll business from traditional payroll services offered by a number of companies, including Paychex and ADP. Our financial supplies business faces ongoing pricing pressures from many of our competitors.

We face intense competitive pressures in our consumer tax preparation software business, which can have a negative impact on our revenue, profitability and market position. There are formidable current and potential competitors in the private sector. We also face competition from publicly-funded state government entities that offer individual taxpayers electronic tax preparation and filing services, at no cost to individual taxpayers. If state governmental agencies were to be successful in their efforts to develop consumer tax preparation and filing services and to gain consumer acceptance of those services, it could have a significant negative impact on our financial results in future years. The federal government announced a proposal in August 2002 that would mitigate the risk of government encroachment in federal tax preparation and filing services. The policy proposes that, for at least the next three years, a number of private sector companies, rather than the federal government, would provide Web-based federal tax preparation and filing services at no cost to lower income taxpayers and other underserved taxpayers through voluntary public service initiatives such as our Intuit Tax Freedom Project. Despite this positive development, future administrative, regulatory or legislative activity in this area could adversely impact Intuit and other companies that provide tax preparation software and services. Intuit is actively working with others in the private sector, as well as with state government policy makers, to help clarify the appropriate roles for government agencies and the private sector in the electronic commerce marketplace.

Our personal finance products face aggressive competition that could have a negative impact on revenue, profitability and market position . Our Quicken products compete directly with Microsoft Money, which is aggressively promoted and priced. We expect competitive pressures for Quicken to continue, both from Microsoft Money and from Web-based personal finance tracking and management tools that are becoming increasingly available at no cost to consumers. Competitive pressures can result in reduced revenue and lower profitability for our Quicken product line. There are many competitors for our Internet-based personal finance products and services. However, the general downturn in Internet and technology stocks since March 2000 has resulted in significant consolidation, with fewer, but more financially sound, competitors surviving. This could make it more difficult for us to compete effectively.

Specific Factors Affecting Small Business

It is too early to provide any assurance that our Right for My Business strategy will generate substantial and sustained revenue growth in the small business accounting and business management segments. A key component of our Right for My Business strategy is to continue to expand our small business accounting and management products and services, through internal growth and from acquisitions. We don’t expect that sales of our QuickBooks desktop products alone will be adequate to meet our growth goals. We must generate revenue from a wider range of market and customer segments as well as from new products and services. There are a number of risks associated with the strategy, including the following:

•	Our strategy depends on our successfully completing acquisitions and integrating acquired companies, which presents a number of challenges as described above under “Company-Wide Factors That Could Affect Future Results.”

•	Our strategy is resulting in a dramatic increase in the number and complexity of the products and services that we offer. This is placing greater demands on our research and development, marketing and sales resources, as we must develop, market and sell both the new products and services as well as periodic enhancements to an expanding portfolio of products and services. This will also require us to continually develop, expand and modify our internal business operations systems and procedures to support new businesses, including our customer service and technical support call centers, and our customer management, order management, billing and other systems.

•	Many of the new products and services we are and will be offering are much more complex than our traditional core desktop software products and are being priced accordingly. They will therefore require a more consultative sales process, and a higher level of post-sales support. If we are not able to effectively adapt our marketing, sales, distribution and customer support functions to accommodate these changes, we will not succeed in generating significant or sustained revenue from these new businesses.

Our financial supplies business relies on two key single-source vendors . We have an exclusive contract with John H. Harland Company to print and fulfill supplies orders for all of our checks and most other products for our financial supplies business. Harland fulfilled orders for about 75% to 80% of our supplies revenue in fiscal 2000 and 2001, and about 85% of our supplies revenue in fiscal 2002. We believe that relying on one vendor improves customer service and maximizes operational efficiencies for our supplies business. However, if there are significant problems with Harland’s performance, it could have a material negative impact on sales of supplies and on Intuit’s business as a whole. We also have a sole-source vendor that operates our supplies sales website. If there are any significant problems with this vendor’s performance, it could have a negative impact on supplies revenue.

Specific Factors Affecting Employer Services

Our employer services business faces a number of risks that could have a negative impact on revenue and profitability. For our employer services, we must be able to process customer data accurately, reliably and in a timely manner in order to attract and retain customers and avoid the costs associated with errors. For example, if we make errors in providing accurate and timely payroll information, cash deposits or tax return filings, we face potential liability to customers, additional expense to correct product errors and loss of customers. For our Internet-based offerings (including QuickBooks Do-it-Yourself Payroll and QuickBooks Assisted Payroll), we must also continue to improve our operations to provide reliable connectivity to our data centers to enable customers to transmit and receive data. In order to generate sustained growth for our Intuit Payroll Services – Complete Payroll, we will be required to successfully develop and manage a more extensive and proactive direct field sales operation, which is a different distribution method than those we have historically relied on. For future employer services we face the risk of potential delays in technology development, as well as dependency on the performance of third parties that may be key to our ability to deliver certain services. We also face the risk that we may not be able to successfully cross-sell employee administration products and services to the existing base of QuickBooks customers.

Specific Factors Affecting our Tax Businesses

We face intense competitive pressures in our consumer tax preparation software business, which can have a negative impact on our revenue, profitability and market position. There are formidable current and potential competitors in the private sector. We also face competition from publicly funded state government entities If state governmental agencies were to be successful in their efforts to develop consumer tax preparation and filing services and to gain consumer acceptance of those services, it could have a significant negative impact on our financial results in future years. We expect competition to remain intense during fiscal 2003 and beyond.

If we fail to maintain reliable and responsive service levels for our electronic tax offerings, we could lose revenue and customers. Our Web-based tax preparation and electronic filing services must effectively handle extremely heavy customer demand during the peak tax season. We face significant challenges in maintaining high service levels, particularly during peak volume service times. For example, we experienced relatively brief unscheduled interruptions in our electronic filing/and or tax preparation services during fiscal 2000 and 2001, and we reached maximum capacity for a short period on April 15, 2002. We do not believe any prior service outages had a material financial impact, prevented a significant number of customers from completing and filing their returns in a timely manner, or posed a risk that customer data would be lost or corrupted. However, we did experience negative publicity in some instances. The exact level of demand for Quicken TurboTax for the Web and electronic filing is impossible to predict. If we are unable to meet customer expectations in a cost-effective manner, we could lose customers, receive negative publicity and incur increased operating costs, any of which could have a significant negative impact on the financial and market success of these businesses.

Significant problems or delays in the development of our tax products would result in lost revenue and customers. The development of tax preparation software presents a unique challenge because of the demanding annual development cycle required to incorporate unpredictable tax law and tax form changes each year. The rigid development timetable increases the risk of errors in the products and the risk of launch delays. Any major defects could lead to negative publicity, customer dissatisfaction and incremental operating expenses — including expenses resulting from our commitment to reimburse penalties and interest paid by consumer customers due solely to calculation errors in our products. A late product launch could cause our current and prospective customers to choose a competitor’s product for that year’s tax season or to choose not to purchase tax preparation software. This would result in lost revenue in the current year and would make it more difficult for us to sell our products to those customers in future tax seasons.

Specific Factors Affecting Personal Finance

The long-term viability of personal finance business will depend on our ability to provide new products and services that attract customers and that can generate revenue sources other than just advertising revenue. The demand for personal finance software such as Quicken has been weakening over recent years, and the demand for Internet advertising on Web sites like Quicken.com has declined precipitously. We must identify and capitalize on additional sources of revenue to provide sustainable future growth for our personal finance business. In an effort to stimulate customer demand and generate revenue growth, we recently launched Quicken Brokerage powered by Siebert, an online and telephone-based securities brokerage service for Quicken and Quicken.com customers made available through an exclusive strategic alliance with Siebert Financial Corp., the holding company for Muriel Siebert & Co. Inc.. However, it is too early to tell whether this service will generate sustainable revenue growth. Furthermore, it is unlikely that the brokerage service, even if successful, will by itself be sufficient to sustain our personal finance business, so we must identify additional sources for growth.

Specific Factors Affecting our Global Business

Business conditions in international markets and other risks inherent in global operations may negatively impact our financial performance. Conducting business globally involves many risks, including potential volatility in the political and economic conditions of certain foreign countries; difficulties in managing operations in different locations (including hiring and retaining management personnel); a product development process that is often more time-consuming and costly than in the United States due in part to localization requirements; fluctuations in foreign currency exchange rates; and unanticipated changes in foreign regulatory requirements.